Exhibit 10.7

COLLEXIS HOLDINGS, INC.
FIRST RESTATEMENT AND AMENDMENT OF
SENIOR EXECUTIVE EMPLOYMENT AGREEMENT

THIS FIRST RESTATEMENT AND AMENDMENT OF SENIOR EXECUTIVE EMPLOYMENT AGREEMENT (“Agreement”) is entered into as of the 20th day of August 2009, by and between Collexis Holdings, Inc., a Nevada corporation (“Company”), and Stephen A. Leicht, a resident of the State of South Carolina (“Executive”).  Capitalized terms and phrases shall have the meaning ascribed thereto in this Agreement.

RECITALS

WHEREAS, Company and Executive entered into an agreement on the 25th day of January 2006 pursuant to which Company agreed to employ Executive and Executive agreed to be employed for the purpose of performing the duties described therein (the “Original Agreement”);

WHEREAS, each of the parties to the Original Agreement desire to amend and restate the Original Agreement by entering into this Agreement, which, among other things, would amend the definition of the phrase “Initial Term,” such that the Expiration Date would be extended by an additional three (3) years, and increase Executive's Base Salary and Severance Payments (in the case where the same should become due and payable);

WHEREAS, Company’s board of directors (the “Board”) has determined that it is in Company’s best interest to enter into this Agreement with Executive; and

WHEREAS, Executive desires to accept the terms and conditions of this Agreement in exchange for the benefits offered hereunder.

AGREEMENT

NOW, THEREFORE, in consideration of the premises and the mutual covenants and promises contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	EMPLOYMENT TERMS AND CONDITIONS.

1.1           Employment.  Upon and coincident with the Effective Date (as defined below), Company agrees to employ and Company hereby employs Executive, and Executive hereby accepts employment by Company, upon the terms and conditions set forth in this Agreement.

1.2           Duties.

(a)           In General.  Executive shall serve as Company's Chief Operating Officer (“COO”).   In his capacity as Company’s COO, Executive shall report directly to the Company’s Chief Executive Officer.  In such capacity, Executive shall (i) perform the duties and responsibilities customarily performed by an individual with such titles and as may otherwise be reasonably assigned to him from time to time.  Except as otherwise agreed upon by Company, Executive shall devote all of Executive's business time, energy and skill to performing the Services, shall not be otherwise employed and shall perform the Services diligently, faithfully and to the best of Executive's abilities.

Exhibit 10.7

(b)           Other Activities.  Notwithstanding the above, Executive may (i) serve as a director or trustee of other organizations, or (ii) engage in charitable, civic, and/or governmental activities, provided that any such services and activities do not interfere with Executive's ability to perform his duties under this Agreement and that Executive obtains written consent for all such activities from Company, which consent will not be unreasonably withheld.  Consistent with the foregoing, Executive may engage in personal activities, including, without limitation, personal investments, provided that such activities described under this Section 1.2(b) do not interfere with Executive's performance of the Services or any other of Executive's written agreements with Company.

(c)           Compliance with Policies.  Subject to the terms of this Agreement, during the Term, Executive shall comply in all material respects with all Company policies and procedures applicable to employees of Company generally and Executive specifically.  In connection with and as a condition to this Agreement, Executive and Company shall enter into as of the Effective Date that certain Statement of Additional Terms and Conditions Relating to Employment Agreement substantially in the form attached hereto as Exhibit “A,” which is incorporated herein and made a part hereof (together, the “Statement”).

1.3           Employment Term.  Company agrees to employ Executive pursuant to the terms of this Agreement, and Executive hereby accepts employment with Company, upon the terms set forth in this Agreement, for the period commencing upon and coincident with the 25th day of January 2006 (the “Effective Date”) and ending upon the earlier of:

(a)           Expiration Date.  That date which coincides with the last day of the later of the Initial Term (as defined below) or the Renewal Term (as defined below)(such date shall be referred to as the “Expiration Date”) (For purposes of this Agreement, the phrase “Initial Term” shall mean that period from the Effective Date through and including the sixth (6th) anniversary of the Effective Date (the “Initial Term Expiration Date”); and the phrase “Renewal Term” shall mean each consecutive twelve month period immediately following the Initial Term, during which period this Agreement shall automatically renew on the same terms and conditions hereof and without any further act on the part of either party; provided, however, that in no event shall the term of this Agreement be renewed hereunder if and to the extent either party delivers to the other written notice of his or its intent to not renew this Agreement at least one hundred and twenty (120) days prior to the end of the Initial Term or any succeeding Renewal Term (as the case may be) (the “Notice of Nonrenewal”)); or

(b)           Termination Date.  The Termination Date (as such phrase is defined in Section 1.5 of this Agreement).

The period from the Effective Date to the earlier to occur of either the Expiration Date or Termination Date shall be hereinafter referred to as the “Employment Term.”

Exhibit 10.7

1.4 Compensation and Benefits.

(a)           Base Salary.  In consideration of the Services rendered to Company by Executive and Executive's covenants under this Agreement, Company agrees to pay Executive during the Employment Term a salary at the annual rate of Two Hundred and Fifty Thousand Dollars ($250,000) (the “Base Compensation”), subject to upward adjustments as may from time to time be determined by Company’s Board, less statutory deductions and withholdings, payable in accordance with Company's regular payroll practices.

(b)          Bonus.  In addition to the Base Salary, during the Employment Term, Executive shall be entitled to such Bonuses (as defined below) as may from time to time be determined by the Board, which may be described in that certain schedule entitled “Bonuses,” attached hereto, marked as Exhibit “B,” and made a part hereof or evidenced under a separate writing.

(c)           Benefits Package.  Company has adopted and maintains for its employees generally an employee health and welfare benefit and retirement plan.  Subject to Company’s continued maintenance of such plans and satisfaction of applicable participation requirements, Employee shall be entitled to participate in the following such plans and such other plans as the right to participate may be extended, from time to time, to other members of Company’s senior management team:  401(k) Plan and   medical, life, disability and dental insurance.

(d)           Vacation and Personal Leave.  Executive shall be entitled to twenty one (21) business days paid vacation, in accordance with the vacation accrual schedule, if any, set forth in Company's personnel policies or, if any, employee handbook.  Additionally, Executive shall be entitled to take personal leave up to a maximum of seven (7) business days for each year of this Agreement, such days being utilized for observance of religious holidays or sick leave, which days may not be accrued or otherwise carried over from year to year.

(e)           Reimbursement of Company Business Expenses.  Company shall within ninety (90) days of its receipt from Executive of supporting receipts to the extent required by applicable income tax regulations and Company’s reimbursement policies, reimburse Executive for all out-of-pocket 409A Permitted Business Expenses; provided, however, that if such reimbursement would jeopardize the ability of the Company to continue as a going concern, Company’s obligation to make such reimbursement shall be deferred until such date as any such reimbursement would no longer have such effect.  For purposes of this Agreement, the phrase “409A Permitted Business Expenses” shall mean those reasonably and actually incurred expenses that are incurred by Executive in connection with his employment hereunder and consistent with Company policies and could otherwise be deducted by Executive under Code Section 162 or 167 as business expenses incurred in connection with the performance of services (ignoring any applicable limitation based on adjusted gross income).  Reimbursement of any and all 409A Permitted Business Expenses is conditioned on Executive submitting his request for reimbursement and supporting substantiation within sixty (60) of the date on which any such expenses shall have been incurred.

Exhibit 10.7

1.5 Termination of Agreement.

(a)           Termination Date.  Executive's employment and this Agreement (except as otherwise provided hereunder) shall terminate upon the first to occur of any of the following, at the time set forth therefore (the “Termination Date”):

(i)           Mutual Termination.  At any time by the mutual written agreement of Company and Executive;

(ii)           Death or Disability.  Immediately upon the death of Executive or, subject to applicable law, if any, a determination by Company that Executive is or has become Disabled (termination pursuant to this Section being referred to herein as termination for “Death or Disability”)(For purposes of this Agreement, the term “Disabled” or “Disability” shall mean one of the following (A) Executive has ceased to be able to perform the essential functions of his duties, with or without reasonable accommodation, for a period of not less than ninety (90) consecutive days, by reason of any medically determinable physical or mental impairment or other incapacity that can be expected to result in death or can be expected to last for a continuous period of not less than ninety (90) days

(iii)         Voluntary Termination By Executive.   Thirty (30) days following Executive's written notice to Company of his termination of employment; provided, however, that Company may waive all or a portion of such notice period and accelerate the effective date of such termination (termination pursuant to this Subsection being referred to herein as “Voluntary” termination);

(iv)         Termination For Cause By Company.  Immediately following notice of termination for “Cause” (as defined below) given by Company and failure by Executive to Cure (as defined below), if applicable, with such notice specifying such Cause (termination pursuant to this Subsection being referred to herein as termination for “Cause”)(As used herein, “Cause” means (A) Executive being convicted of or entering a plea of guilty or nolo contendere for any crime constituting a felony in the jurisdiction in which committed, any crime involving moral turpitude (whether or not a felony), or any other violation of criminal law involving dishonesty or willful misconduct that materially injures Company (whether or not a felony); (B) subject to applicable law, if any, Executive's substance abuse that in any manner interferes with the performance of his duties and Executive’s failure to Cure; (C) Executive's material breach of this Agreement or any other agreement entered into with Company in connection with Company's confidential information, trade secrets or other property and Executive's failure to Cure the same; or (E) misconduct by Executive that has or could result in Company’s material discredit or diminution in value and Executive's failure to Cure the same.)(For purposes hereof the term “Cure” shall mean that conduct or refrain from conduct that shall be required to remedy within thirty (30) days of any such notice thereof any act or omission on the part of Executive that is the subject of the clam hereunder by Company to terminate Executive for Cause; provided, however, that (I) Executive shall have only one opportunity during the Term to exercise such right to Cure, (II) any such remedial conduct or refrain thereof shall be to Company’s reasonable satisfaction and (III) Company shall have the right to suspend Executive’s duties under this Agreement during any such period.);

Exhibit 10.7

(v)          Termination Without Cause By Company.  Notwithstanding any other provision in this Agreement to the contrary, including, but not limited to Section 1.3 above, Company may terminate for reasons other than Cause or for no reason Executive's employment under this Agreement upon and coincident with any delivery of written notice thereof; provided, however, that if and to the extent Company determines to provide less than thirty calendar days notice of its intent to terminate Executive (the “Optional Notice Period”), then in such event the Severance Payments (as such phrase is defined below) shall be extended by that number of days that the period between the delivery date of any such notice and the Termination Date is less than such Optional Notice Period.  Notwithstanding the foregoing, if Company elects to provide an Optional Notice Period, then at any time during such period, Company may elect to immediately either suspend, with no reduction in pay or benefits, Executive from all or any part of his duties as set forth in this Agreement (including, without limitation, Executive's position as COO, as the case may be, and his Services relating thereto) or terminate this Agreement in accordance with this subsection (termination pursuant to this Subsection being referred to herein as termination “Without Cause”) or in accordance with any other applicable subsection under this Section 1.5(a) if and to the extent grounds for any such determination should exist;

(vi)         Termination For Good Reason by Executive.  Subject to the notice and cure provisions described below, Executive may terminate this Agreement for Good Reason so long as the Termination Date relating to such Separation From Service (as such phrase is defined in Internal Revenue Code, as amended (the “Code”) Section 409A; Treas. Reg. Section 1.409A-1(h)) occurs not later than ninety (90) days following the initial existence thereof.  A “Good Reason” shall be deemed to occur on account of any one of the following events so long as such act or omission occurred without Executive’s consent:

(A)      A material diminution in Executive’s Base Compensation without his prior written consent; or

(B)       A material diminution in Executive’s authority, duties or responsibility;

(C)       A material change in Executive's Employment Base must perform his services (for purposes of this subsection, a material change shall mean Executive’s Employment Base is relocated more than fifty (50) miles outside of the Employment Base without Executive's prior written consent);

(D)       Any other action or inaction that constitutes a material breach by Company of this Agreement;

Exhibit 10.7

(E)       Any act or omission on the part of any shareholder or any person who is a Related Person (within the meaning of Treas. Reg. Section 1.409A-1(f)(2)(ii)) of any such shareholder that could reasonably constitute either a breach of this Agreement or conduct for which Company or such person (or both) could be charged with a felony under any applicable state or federal law; provided, however, that in no event may Executive rely upon this clause (E) for the purpose of terminating this Agreement for Good Reason if and to the extent he has engaged in any act or omission in association with such person to cause or otherwise contribute to such breach or violation of law; or

(F)       Any repeated request to act or refrain from acting by any shareholder or any person who is a Related Person of any such shareholder which if complied with by any of member of Company’s senior executive team or board of directors could reasonably constitute either a breach of this Agreement or conduct for which Company or such person (or both) could be charged with a felony under any applicable state or federal law; provided, however, that in no event may Executive rely upon this clause (F) for the purpose of terminating this Agreement for Good Reason if and to the extent he has engaged in any act or omission in association with such person to cause or otherwise contribute to an actual or possible breach of this Agreement or violation of law.

Notwithstanding the foregoing, Executive’s right to terminate this Agreement for Good Reason shall be conditioned upon and may in no event be exercised until and unless Executive shall have provided Company written notice within thirty (30) days of the initial existence of any such condition, upon notice of which Company shall thereafter have forty five (45) days within which it may remedy the condition.  For purposes of clauses (E) and (F), any such remedy may include either Company or any person acting on its behalf making demand on or taking any reasonably appropriate legal action to cause such shareholder or Related Person to cease and desist from the act or omission described in Executive’s written notice.

(b)           Other Remedies.  Termination pursuant to Section 1.5(a)(iv) above shall be in addition to and without prejudice to any other right or remedy to which Company may be entitled at law, in equity, or under this Agreement.

1.6 Payment Upon Separation From Service or Change in Control Event.

(a) Voluntary Termination, Termination for Cause, or Termination for Death or Disability.  In the case of a termination of Executive's employment by mutual agreement under Section 1.5(a)(i) above, on account of Executive’s Death or Disability under Section 1.5(a)(ii) above, or by Executive's Voluntary termination under Section 1.5(a)(iii) above, or by Company for Cause in accordance with Section 1.5(a)(iv) above, (i) Company shall pay to Executive (or his estate or guardian, as the case may be) and Executive (or his estate or guardian, as the case may be) shall be entitled to be paid the following as and to the extent the same shall have been earned through the Termination Date:  (A) Base Salary earned, but unpaid; (B) in the case of death or Disability, accrued, but unpaid Bonuses; (C) accrued but unused vacation or personal leave days to the extent convertible into cash under Company's policies; (D) vested benefits under any employee benefit or stock option plan or agreement; and (E) any 409A Permitted Reimbursements so long as any such reimbursement request shall be submitted not later than ninety (90) days following Executive’s Separation From Service and paid not later than ninety (90) days thereafter; provided, however, that in no event shall Executive be entitled to receive payment of, and Company shall have no obligation to pay, any severance or similar compensation attributable to such termination, and (ii) Company's obligations under this Agreement shall immediately cease.

Exhibit 10.7

(b)           Termination Without Cause by Company or For Good Reason by Executive.

(i)           In General.  Subject to the provisions set forth in this Agreement, including, without limitation, Section 1.6 (d), (e), (f) and (g) below, in the case of a termination of Executive's employment hereunder Without Cause in accordance with Section 1.5(a)(v) or for Good Reason by Executive in accordance with Section 1.5(a)(vi) above,

(A) Base Salary, Bonuses and Health Benefits.

(I) Company shall continue to pay to Executive (or, in the case of death or Disability, his estate or guardian, as the case may be) his Base Salary (in the case where Executive’s employment is terminated by him for Good Reason due to a reduction in his Base Salary without his consent, then Base Salary in this circumstance shall mean that amount paid as such prior to any such reduction); and

(II) Subject to the terms and conditions of any existing health and welfare plan adopted by Company, Company shall extend to Executive and Executive shall have the right to continue his and that of his eligible family members’ participation in and coverage under any such plans; except, however, that in no event shall Company have any such obligation under this Subsection if comparable benefits are offered under any plan or arrangement offered by third parties, in which case Executive shall have an obligation to report to Company the existence of any such offer or coverage, with any such Base Salary and participation and coverage being paid or extended, as the case may be, on the same terms and conditions as was made available immediately prior to Executive’s Separation From Service for the Severance Period; provided, however,  that if Executive elects to continue his health benefits coverage under COBRA, the Company will pay  such amount as shall equal the premiums for himfor any such continuation coverage for the Severance Period; provided, further, that in no event shall any such increase continue beyond that period for which Executive would have otherwise been entitled to such continuation coverage under Code Section 4980B (“COBRA”).

Exhibit 10.7

(ii)           Definitions.  For purposes of this Agreement, the following phrases shall have the meaning ascribed thereto:

(A)           “Severance Period” shall mean that period as would coincide with either (1) the first anniversary of the Termination Date in the case where the Termination Date occurs during the Initial Term or (2) the last day of the twelfth (12th) consecutive month following the Termination Date in the case where the Termination Date occurs during any Renewal Term.

(B)           “Severance Payment.”  Severance Payment shall mean the Base Salary, Bonuses and any increase thereof if and to the extent required under Section 1.6(b)(i)(II) above, on account of Company’s policies on  health and welfare benefits or COBRA continuation.

(iii)           Bonuses.  Company shall pay within 30 days of the Termination Date to Executive (or, in the case of death or Disability, his estate or guardian, as the case may be) his accrued or earned, but unpaid Bonuses (together with the continuation of Base Salary and reimbursement of taxable medical benefits under the immediately preceding subparagraphs (A) and (B), the “Severance Payments”).

(iv)           409A Reimbursements.  Company shall pay within 30 days of the Termination Date to Executive (or, in the case of death or Disability, his estate or guardian, as the case may be) his 409A Permitted Reimbursements; provided, however, that any such reimbursement request shall be submitted not later than 90 days following Executive’s Separation From Service and paid not later than 90 days thereafter.

(v)           Other Compensation.  Except as may otherwise be expressly stated to the contrary in any applicable agreement or stock option plan, all unvested stock options, restricted stock or other equity-based compensation held by Executive shall immediately vest; provided, however, that no equity-based award shall vest to the extent such vesting would cause the award to fail to satisfy the requirements of Code Section 409A.

(vi)           Timing of Severance Payments.

(A)           In General.  Except as otherwise provided in this Section 1.6, any such Severance Payments shall be payable in installments in accordance with Company's normal payroll practices and subject to the tax withholding specified in Section 1.4(a) above, as full, final and complete satisfaction of such obligations under this Agreement; provided, however, that Executive shall have no further claims against Company for any further compensation whatsoever, other than the payment of Permitted 409A Reimbursements and the continuation of any employee welfare benefits as may be and to the extent required by law.

Exhibit 10.7

(B)           Severance Payments to Specified Employees.  Notwithstanding any other provision in this Agreement to the contrary, if Executive is considered a “Specified Employee” (within the meaning of Code Section 409A(a)(2)(B)(i)) as of the date of any Separation From Service, then any payment under this Agreement that would otherwise be permitted under Treas. Reg. Section 1.409A-3(a)(1) may not be made to Executive before the date that is six (6) months after the date of Executive’s Separation From Service with Company or, if earlier than the end of such six month period, Executive’s date of death. Company shall have the discretion to elect whether to accumulate the amount to which Executive would otherwise be entitled to be paid under this Section but for his classification as a Specified Employee” and pay such amount in a lump sum as of the first day of the seventh (7th) month following the Separation From Service or if each payment to which Executive would be otherwise entitled upon a Separation From Service is delayed by six months.  The amount of any such Severance Payment that is deferred under this subsection shall accrue interest at the rate of eight percent (8%) until the same shall have been paid in full.

 (c) Change in Control Event.

(i)         In General.  Upon the occurrence of a Change in Control Event (as defined below)(the “Change in Control Event Date”) during the Term, Company shall become and be obligated to pay, and Executive shall be entitled to be paid an amount equal to two times Executive’s Base Salary as  determined on the Change in Control Event Date (the “Change in Control Payment”);provided, however, that any such payments under this Section shall in no event become due and payable until (i) such time as the occurrence of a Change in Control Event has been confirmed or otherwise certified by the compensation committee of Company’s Board or, if none, Company’s Board and (ii) the executive has not been offered comparable employment with a successor or related Company as defined below:

(ii) Comparable employment is defined as:

(A)     Similar authority, duties or responsibilities as a COO of a comparable sized or larger, public entity or a position reporting to the chief executive / managing director / general manager of a substantial subsidiary or division of a company;

(B) Base Salary which is at least 90% of the Executive’s Base Salary immediately prior to the Change in Control Event Date;

(C) Executive is provided with comparable or better benefits than his existing benefits immediately prior to the Change in Control Event Date including but not limited to severance; and

(C) A material change in Executive's Employment Base where he must perform his services (for purposes of this subsection), a material change shall mean Executive’s Employment Base is relocated more than fifty (50) miles outside of the Employment Base immediately p[rior to the Change in Control Event Date.

Exhibit 10.7

A Change in Control Event means, except as otherwise provided in Treas. Reg. Section 1.409A-3(i)(5), any of the following transactions:

(A)           A change in ownership of Company as defined in Treas. Reg. Section 1.409A-3(i)(5)(v), which provides, inter alia, that a change in ownership of a corporation occurs on the date that any one person, or more than one person acting as a group (as defined in paragraph (i)(5)(v)(B) of this section), acquires ownership of stock of the corporation that, together with stock held by such person or group, constitutes more than 50 percent of the total fair market value or total voting power of the stock of such corporation, excluding Pillar Investment Group;

(B)           A change in the effective control of the Board as defined in Treas. Reg. Section 1.409A-3(i)(5)(vi)(A)(2)(but not (i)(5(vi)(A)(i)), which provides, inter alia, that such change occurs on the date a majority of members of the corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the corporation’s board of directors before the date of the appointment or election, provided that for purposes of this paragraph (i)(5)(vi)(A) the term corporation refers solely to the relevant corporation identified in paragraph (i)(5)(ii) of this section for which no other corporation is a majority shareholder for purposes of that paragraph; or

A change in the ownership of a substantial portion of a corporation’s assets as defined in Treas. Reg. Section 1.409A-3(i)(5)(vii), which, as modified herein for Company, provides, inter alia, that such change occurs on the date that any one person, or more than one person acting as a group (as determined in paragraph (i)(5)(v)(B) of this section), acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition by such person or persons) assets from the corporation that have a total gross fair market value equal to or more than 70 percent of the total gross fair market value of all of the assets for the corporation immediately before such acquisition or acquisitions.

(iii)  Limitation on Parachute Payments.  Notwithstanding the foregoing, if the total of all “parachute payments” (as defined under Code Section 280G) to Executive (at a time when he or she is a “disqualified individual” within the meaning of Code Section 280G) exceeds an amount equal to the three times Executive’s average gross taxable compensation from Company for the five (fewer than five years if Executive has not worked for Company for at least five years) calendar year period preceding the calendar year in which the Change in Control (where such phrase for this purpose is defined under Code Section 280G) occurs, then the amount of payments to be made under this Agreement that are considered “parachute payments” shall be decreased to an amount such that all parachute payments do not exceed 2.99 times Executive’s Base Amount (as such phrase is defined in Code Section 280G).

Exhibit 10.7

(iv)  Form and Timing of Payment.  The Change in Control Payment shall be paid to Executive in lump sum at any time between the Change in Control Event Date and the earlier of (A) the last date of Executive’s taxable year during which any such Change in Control Event occurred or (B) the 15th day of the third calendar month following Change in Control Event Date, as determined in Company’s sole discretion.  Notwithstanding any other provision in this Agreement to the contrary, Executive shall be entitled to only one Change in Control Payment, regardless of the number of times during the Term there should occur a Change in Control Event.

(d)        Payments Conditioned on Release of Claims. Unless it otherwise elects to waive any such condition precedent, Company's obligation to provide Executive with either the Severance Payment or Change in Control Payment set forth in this Section 1.6 is contingent upon Executive's and Company's execution of that certain Form of Release, a copy of which is attached hereto and marked as Exhibit “C” (the “Release”).  If Executive fails to sign the Release within twenty-one (21) days of receipt of notice of termination pursuant to Section 1.5, or subsequently rescinds the Release, Executive shall not be entitled to either the Severance Payments or Change in Control Payment.

(e)           Interest on Severance or Change of Control Payments:  Payment of Severance or Change of Control under this agreement will accrue interest to Executive at a rate of 8% beginning 10 days after the date of Severance or the Change of Control Event Date, unless otherwise specified in this agreement.  No Severance of Change of Control payments to Executive will be delayed beyond 6 months from the date of Severance or Change of Control Event Date without the expressed written permission of Executive.

2.           EXECUTIVE’S REPRESENTATIONS AND WARRANTIES.

Executive represents and warrants to Company that (a) this Agreement is valid and binding upon and enforceable against him in accordance with its terms, (b) Executive is not bound by or subject to any contractual or other obligation that would be violated by his execution or performance of this Agreement, including, but not limited to, any non-competition agreement presently in effect, and (b) Executive is not subject to any pending or, to Executive's knowledge, threatened claim, action, judgment, order, or investigation that could adversely affect his ability to perform his obligations under this Agreement or the business reputation of Company.  Executive has not entered into, and agrees that he will not enter into, any agreement either written or oral in conflict herewith.

3.	MISCELLANEOUS.

3.1           Notices.  All notices, requests, and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally against written receipt or by facsimile transmission with answer back confirmation or mailed (postage prepaid by certified or registered mail, return receipt requested) or by overnight courier to the parties at the following addresses or facsimile numbers:

Exhibit 10.7

If to the Executive, to:

Stephen A. Leicht
148 Pebble Point
Blythewood, SC 29016

If to Company, to the Board at the following address:

Collexis Holdings, Inc.
1201 Main Street, Suite 980
Columbia, SC 29201
Attn:  Board of Directors

With copy to:

Frank McDaniel, Esq.
McDaniel & Henry, LLP
PO Box 681235
Marietta, Georgia  30067-0021

All such notices, requests and other communications will (a) if delivered personally to the addresses as provided in this Section be deemed given upon delivery, (b) if delivered by facsimile transmission to the facsimile number as provided in this Section be deemed given upon receipt, and (c) if delivered by mail in the manner described above to the addresses as provided in this Section be deemed given upon receipt (in each case regardless of whether such notice, request, or other communication is received by any other person to whom a copy of such notice, request or other communication is to be delivered pursuant to this Section).  Any party from time to time may change its address, facsimile number, or other information for the purpose of notices to that party by giving written notice specifying such change to the other parties hereto.

3.2           Authorization to be Employed.  This Agreement, and Executive's employment hereunder, is subject to Executive providing Company with legally required proof of Executive's authorization to be employed in the United States of America.

3.3           Entire Agreement.  This Agreement, together with the Statement (both of which being entered into by and between Company and Executive of even date herewith), supersedes any and all prior discussions and agreements between the parties with respect to the subject matter hereof and contains the sole and entire agreement between the parties hereto with respect thereto, including, without limitation, that certain Employment Agreement entered into by and between Executive and Company as of the 25th day of January 2006, which agreement is terminated as of the Effective Date hereof and is of no further force and effect.

Exhibit 10.7

3.4           Survival.  The parties hereby acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, their respective obligations pursuant to Sections 1.6 2, 3 and the Statement shall survive the termination of this Agreement, the Employment Term and/or the Executive's employment with Company.

3.5           Waiver.  Any term or condition of this Agreement may be waived at any time by the party that is entitled to the benefit thereof, but no such waiver shall be effective unless set forth in a written instrument duly executed by or on behalf of the party waiving such term or condition.  No waiver by any party hereto of any term or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a waiver of the same or any other term or condition of this Agreement on any future occasion.  All remedies, either under this Agreement or by law or otherwise afforded, will be cumulative and not alternative.

3.6           Amendment.  This Agreement may be amended, supplemented, or modified only by a written instrument duly executed by or on behalf of each party hereto.

3.7           Recovery of Attorney's Fees.  In the event of any litigation arising from or relating to this Agreement, the prevailing party in such litigation proceedings shall be entitled to recover, from the non-prevailing party, the prevailing party's reasonable costs and attorney's fees, in addition to all other legal or equitable remedies to which it may otherwise be entitled.

3.8           No Third Party Beneficiary.  The terms and provisions of this Agreement are intended solely for the benefit of each party hereto and Company's successors or assigns, and it is not the intention of the parties to confer third-party beneficiary rights upon any other person.

3.9           No Assignment; Binding Effect.  This Agreement shall inure to the benefit of any successors or assigns of Company.  Company may assign this agreement to a controlled subsidiary (as such term is defined under the final regulations promulgated pursuant to Internal Revenue Code Section 409A). Executive shall not be entitled to assign his obligations under this Agreement.

3.10         Headings.  The headings used in this Agreement have been inserted for convenience of reference only and do not define or limit the provisions hereof.

3.11         Severability.  Company and Executive intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  Accordingly, if a court of competent jurisdiction determines that the scope and/or operation of any provision of this Agreement is too broad to be enforced as written, Company and Executive intend that the court should reform such provision to such narrower scope and/or operation as it determines to be enforceable.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, and not subject to reformation, then (a) such provision shall be fully severable, (b) this Agreement shall be construed and enforced as if such provision was never a part of this Agreement, and (c) the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by illegal, invalid, or unenforceable provisions or by their severance.

Exhibit 10.7

3.12         Governing Law and Jury Trial.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF SOUTH CAROLINA APPLICABLE TO CONTRACTS EXECUTED AND PERFORMED IN SUCH STATE WITHOUT GIVING EFFECT TO CONFLICTS OF LAWS PRINCIPLES. BECAUSE DISPUTES ARISING IN CONNECTION WITH COMMERCIAL MATTERS, INCLUDING EMPLOYMENT AGREEMENTS, ARE MOST QUICKLY AND ECONOMICALLY RESOLVED BY AN EXPERIENCED AND EXPERT PERSON AND THE PARTIES WISH APPLICABLE STATE AND FEDERAL LAWS TO APPLY (RATHER THAN ARBITRATION RULES), THE PARTIES DESIRE THAT THEIR DISPUTES (IF ANY) BE RESOLVED BY A JUDGE APPLYING SUCH APPLICABLE LAWS. THEREFORE, TO ACHIEVE THE BEST COMBINATION OF THE BENEFITS OF THE JUDICIAL SYSTEM AND OF ARBITRATION, THE PARTIES HERETO WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, OR PROCEEDING BROUGHT TO RESOLVE ANY DISPUTE, WHETHER ARISING IN CONTRACT, TORT, OR OTHERWISE BETWEEN THE PARTIES ARISING OUT OF, CONNECTED WITH, RELATED TO, OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS EMPLOYMENT AGREEMENT OR MATTERS RELATED HERETO.

3.13         Jurisdiction.  The parties hereby consent to the personal jurisdiction and venue of any court physically located within the County of Richland, South Carolina, in connection with any legal or equitable action between the parties arising out of or in connection with this Agreement.

3.14         Counterparts.  This Agreement may be executed in any number of counterparts and by facsimile, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

3.15         Opportunity to Obtain Counsel.  In connection with the preparation of this Agreement, Executive acknowledges and agrees that: (a) this Agreement was prepared by legal counsel to Company (the “Law Firm”) solely on behalf of Company and not on behalf of Executive; (b) Executive has been advised that his interests may be opposed to the interests of Company and, accordingly, the Law Firm's representation of Company in the preparation of this Agreement may not be in the best interests of Executive; and (c) Executive has been advised to retain separate legal counsel.  Executive warrants and agrees that he has had a reasonable opportunity to obtain independent legal counsel with regard to the terms and conditions of this Agreement, and has read and fully understands the terms and conditions of this Agreement.  If Executive elects not to consult with any such counsel, he has done so freely and of his own volition.  By signing this Agreement, Executive is affirming that he has freely and of Executive's own volition acknowledged and agreed to all terms and conditions contained in this Agreement.

3.16         Construction and Interpretation.  Should any provision of this Agreement require judicial interpretation, the parties hereto agree that the court interpreting or construing the same shall not apply a presumption that the terms hereof shall be more strictly construed against one party by reason of the rule of construction that a document is to be more strictly construed against the party that itself, or through its agent, prepared the same, and it is expressly agreed and acknowledged that Company and Executive and each of his and its representatives, legal and otherwise, have participated in the preparation hereof.

Exhibit 10.7

3.17         Code Section 409A.  Notwithstanding anything to the contrary contained herein, this Agreement is intended to satisfy the requirements of Code Section 409A.  Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to satisfy the requirements of Code Section 409A.  Further, for purposes of Code Section 409A, each payment of compensation under this Agreement shall be treated as a separate payment of compensation.  Any reimbursements or in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code Section 409A, including, where applicable, the requirement that (a) any reimbursement is for expenses incurred during the period of time specified in this Agreement, (b) the amount of expenses eligible for reimbursement, or in kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in kind benefits to be provided, in any other calendar year, (c) the reimbursement of an eligible expense will be made no later than the last day of the calendar year following the year in which the expense is incurred, and (d) the right to reimbursement or in kind benefits is not subject to liquidation or exchange for another benefit.  All references to “Separation From Service” contained in this Agreement shall mean “separation from service” as determined in accordance with Treasury Regulation Section 1.409A-1(h).

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the date first set forth above.

COMPANY

Collexis Holdings, Inc.

Signature:	/s/ William D. Kirkland
Printed Name:	William D. Kirkland
Title:	CEO

EXECUTIVE

Signature:	/s/ Stephen A. Leicht
Printed Name:	Stephen A. Leicht

Exhibit 10.7

EXHIBIT A

Statement of Additional Terms and Conditions Relating to Employment Agreement

EXHIBIT B

Bonus

EXHIBIT C

FORM OF RELEASE